Exhibit 99.1








                                                                   PRESS RELEASE


CONTACT:   Martin M. Shea                                  For Immediate Release
           Triarc Companies, Inc.
           212/451-3030




             ARBY'S TO SELL ITS RESTAURANTS TO LARGEST FRANCHISEE

      o         NEW DEVELOPMENT AGREEMENT SIGNED


NEW YORK, New York, February 13, 1997 -- Triarc Companies, Inc. (NYSE:TRY), announced today that its Restaurant Group's subsidiary Arby's, Inc., has entered into an agreement to sell to an affiliate of RTM Restaurant Group, the largest franchisee in the Arby's system, and the largest privately-owned franchise company in the country, its 355 company-owned stores for approximately $71 million, subject to certain post-closing adjustments. A substantial portion of the consideration will be the assumption of existing mortgage and capitalized lease indebtedness. Consummation of the transaction is subject to customary closing conditions, including receipt of necessary consents and regulatory approvals.

Following the purchase, RTM would have approximately 670 Arby's stores in 50 markets in 24 states. The Arby's system presently has over 3,000 stores. As part of this agreement, together with a previous commitment entered into last year, RTM will build an additional 400 Arby's restaurants over the next 14 years. These additional Arby's restaurants will reflect the chain's "fast-casual" positioning.


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Triarc also  received,  as part of this  agreement,  an option to purchase a 20%
interest in the RTM affiliate holding the sold stores. Triarc stated that this option reflects its continuing commitment to the Arby's brand. Triarc's future role in the system as a franchisor will be to ensure the strength of the Arby's brand, while continuing to bring new concepts to the system such as P.T. Noodle's, ZuZu's and T.J. Cinnamons.

Triarc also announced that Arby's president and chief executive officer Don Pierce, who has led Arby's, Inc. for the past four years, and introduced many concepts that have positively impacted Arby's position in the fast-food industry, has resigned, but will continue as a consultant to the company. Roland
C. Smith has been appointed president effective immediately. Mr. Smith was formerly senior vice president and general manger of Arby's, Inc.

"When we first looked at Arby's, we were not only impressed with the inherent strength of the brand, but also the strength and viability of the franchisees who made up a substantial portion of the system. As we became more aware of the operating expertise and efficiencies of our franchisees in creating profitable units, we realized that by being a franchisor rather than an operator, we should be able to create more value for our shareholders by creating profits at the bottom line," said Nelson Peltz, chairman and chief executive officer of Triarc. "The sale of these restaurants will increase our high margin franchise revenues, greatly reduce general and administrative expense, result in substantially less depreciation at the Arby's level, remove a substantial portion of debt and related interest expense, and yield much improved pre-tax earnings. Our responsibility to shareholders is to obtain the best returns we can from this asset. We believe that as a pure franchisor, our bottom line returns from our restaurant business will be significantly improved," continued Peltz.

"The sale of our company-owned units to such an experienced group of


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restauranteurs as RTM is a very positive move for Arby's and Triarc," said Peter
May, president and chief operating officer of Triarc. "With knowledge that our stores will be operated by a successful and well capitalized organization, we are committed to building and expanding the Arby's brand, and devote more of our management time to the development and introduction of brands into the system such as P.T. Noodle's, ZuZu's, T.J. Cinnamons as well as the expansion of the total Arby's system. We will continue to work vigorously to drive our co-branding and fast-casual concepts which have proven to increase sales. With our returns on this investment being significantly heightened due to increased franchise revenue and no capital requirements, we can apply these returns to acquisitions of other brands," continued May.

"Our entire organization at RTM is extremely excited about our expanding role in the Arby's system as operators of 670 restaurants. We remain dedicated to building upon the Arby's tradition of offering consumers high quality food served fast in a cut-above surrounding. Our plan calls for aggressive development of new stores in our current and newly acquired markets in order to continue Arby's strategy of becoming a major player in the adult fast food business," said Russ Umphenour, president of RTM Restaurant Group.

Triarc Companies, Inc. is comprised of four businesses: restaurants (Arby's), beverages (Royal Crown Company and Mistic Brands), dyes and specialty chemicals (C.H. Patrick) and liquefied petroleum gas (National Propane).
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Notes To Follow
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NOTES



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The  statements in this press release that are not historical  facts  constitute
"forward-looking statements" that are based on current expectations but involve risks, uncertainties and other factors which may cause actual results to be materially different from those set forth in the forward-looking statements. Such factors include, but are not limited to the following: general economic, business and market conditions; competition; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; acceptance of new product offerings; availability, locations and terms of sites for restaurant development; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgement of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; changes in, or failure to comply with, government regulations; construction schedules; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties detailed in Triarc's Form 10-K and RC/Arby's Corporation's Form 10-K and Triarc's and RC/Arby's and other current and periodic filings with the Securities and Exchange Commission.



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